NEWS RELEASE
TSX: SCY
MARCH 1, 2019
NR 19-04
www.scandiummining.com

SCANDIUM INTERNATIONAL ANNOUNCES PRIVATE PLACEMENT FINANCING

Vancouver, B.C. – March 1, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has accepted signed subscriptions from investors for a private placement of 5,926,289 shares at C$0.18 per share, representing gross proceeds of C$1,066,732. The primary investor was Rothschild Asset Management, but the equity placement also reflects a unanimous participation from the SCY Board members. No commissions or fees were paid on the transaction.

The proceeds from the financing will be used for general working capital, and specifically for the advancement of the Company's Nyngan Scandium Project in NSW, Australia.

All securities issued under the private placement will be subject to a Canadian hold period expiring four months after the closing date. The securities will also be subject to restrictions on resale under U.S. federal securities laws. Closing of the private placement has not yet received stock exchange approval.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

The securities offered have not and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.